As filed with the Securities and Exchange Commission on March 20, 2025
Registration No. 333-259674
Registration No. 333-281866

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-259674
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-281866
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Hyzon Motors Inc.
(Exact name of registrant as specified in its charter)

Delaware	82-2726724
(State or other jurisdiction of incorporation or organization)	(IRS employer identification number)
599 South Schmidt Road
Bolingbrook, IL 60440
(Address of Principal Executive Offices, including Zip Code)

Hyzon Motors Inc. 2021 Equity Incentive Plan
(Full title of the Plans)
John Zavoli
Hyzon Motors Inc.
599 South Schmidt Road
Bolingbrook, IL 60440
(585) 484-9337
(Name, Address and Telephone Number, including Area Code, of Agent for Service)

Copies to:
Paul D. Broude
Garrett F. Bishop
Foley & Lardner LLP
777 East Wisconsin Avenue
Milwaukee, WI 53202
(414) 319-7024

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer, “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (the “Post-Effective Amendments”) relate to the following registration statements of Hyzon Motors Inc. (the “Registrant”) on Form S-8 (each a “Registration Statement,” and collectively, the “Registration Statements”) filed by the Registrant with the U.S. Securities and Exchange Commission (the “SEC”):

·
Registration Statement on Form S-8 (No. 333-259674), filed with the SEC by the Registrant on September 20, 2021, pertaining to the registration of 44,566,036 shares of Class A Common Stock of the Registrant, par value $0.0001 per share (“Common Stock”), reserved for issuance under the Hyzon Motors Inc. 2021 Equity Incentive Plan (the “Equity Incentive Plan”).

·	Registration Statement on Form S-8 (No. 333-281866), filed with the SEC by the Registrant on August 30, 2024, pertaining to the registration of 18,433,031 shares of Common Stock of the Registrant, par value $0.0001 per share, reserved for issuance under the Equity Incentive Plan.

As previously disclosed in a Form 8-K filed with the SEC on December 20, 2024, on December 19, 2024, the board of directors of the Registrant approved (i) the transfer of all or substantially all of the Registrant’s assets through an assignment for the benefit of creditors, and (ii) the liquidation and dissolution of the Registrant pursuant to a plan of dissolution, subject to the approval of the Registrant’s stockholders. In connection with the foregoing, the Registrant has determined to terminate the offerings of the securities under the Registration Statements. Accordingly, the Registrant is filing these Post-Effective Amendments to terminate the effectiveness of the Registration Statements and to remove from registration any and all of the securities that remain unsold under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing these Post-Effective Amendments to the Registration Statements and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bolingbrook, State of Illinois, on March 20, 2025. Pursuant to the Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendments.

HYZON MOTORS INC.

By:	/s/ John Zavoli
John Zavoli
General Counsel & Chief Legal Officer